Exhibit 99.1

China Security & Surveillance Technology CEO Purchases Shares

SHENZHEN, China, March 24, 2008 -- China Security & Surveillance Technology, Inc. (the "Company" or "China Security") (NYSE: CSR), a leading provider of digital surveillance technology in China, today announced that its Chief Executive Officer, Mr. Guo Shen Tu, has purchased an aggregate of 151,000 shares of China Security stock in the open market during the course of the last week. In addition, his wholly owned company, Whitehorse Technology Limited ("Whitehorse"), has adopted a Rule 10b5-1 plan for the purpose of buying China Security’s shares in open market transactions within a specified price range.

The written plan was adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Under this written plan, Whitehorse intends to purchase up to US$4.8 million worth of the Company’s common stock. These purchases will take place weekly over a five month period beginning April 2008 and will be subject to a maximum price limit of $30 per share. Transactions under this plan will be disclosed publicly through Securities and Exchange Commission filings.

Whitehorse’s share purchases are being funded from the $50 million loan of Whitehorse announced in January 2008.

Mr. Tu commented, "These recent transactions, including the establishment of a share purchase plan, highlight my belief that China Security’s current share price levels do not reflect the true value of China Security. China Security has a highly compelling platform for growth with an exciting array of initiatives that are expected to contribute significantly to future success. I am pleased to be able to take advantage of weakness in the market through a stock purchase program and am fully prepared to adopt additional purchase plans in the future."

Rule 10b5-1 allows insiders who are not in possession of material nonpublic information to establish prearranged plans to buy or sell company stocks over a specified period of time or at a specific price in the future, regardless of any subsequent material nonpublic information they receive.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems throughout China. China Security has manufacturing facilities located in China and an R&D facility which maintains an exclusive collaboration agreement with Beijing University. China Security has built a diversified customer base through its extensive sales and service network that includes numerous points of presence throughout China . To learn more about the Company visit http://www.csst.com .

CONTACT:

Company Contact:
Kewa Luo
Tel: +1-212-588-0885
Email: ir@csst.com

Investor Contact:
ICR: Bill Zima & Ashley Ammon MacFarlane
Tel: +1-203-682-8200